Exhibit 10.17

ANDA NETWORKS, INC.

COMPENSATION PLAN FOR 2006

1. Term. This Compensation Plan (“Plan”) shall be effective from April 1, 2006 through December 31, 2006, unless otherwise amended or terminated by ANDA Networks, Inc. (“ANDA” or the “Company”) in accordance with Paragraph 8 of the Plan.

2. Participation. This Plan shall apply to all employees who are provided with and who sign this Plan and the attached ANDA Networks, Inc. 2006 Compensation Schedule (“Schedule”). No commissions, or other sales-based compensation shall be earned by an employee unless the employee signs and returns the Plan and the Schedule (collectively, the “Compensation Agreements”) to the Company within seven (7) days of receipt of the Compensation Agreements; if an employee does not sign and return the Compensation Agreements within this required time the employee will earn his/her base salary only and will not be eligible to earn any commissions under the Compensation Agreements. An employee shall not be entitled to any compensation of any kind relating to any sales or potential sales not specifically provided for in the Compensation Agreements.

3. Compensation. An employee’s total potential compensation is described in the Schedule. Compensation will consist of the following:

3.1 Base Salary. Base Salary is the employee’s regular monthly salary, which is paid according to the Company’s standard payroll procedures.

3.2 Advance on Unearned Commissions: Booked Sales and Billed Sales. A participant under this Plan is eligible to receive two types of payments, a Booked Sale Advance and a Billed Sale Advance (collectively, “Advances”), each as described in this paragraph and calculated in the Schedule, that represent advances on unearned commissions. Employee agrees that Advances have not been earned by employee and must be returned to the Company or may be deducted from future payments due to employee from the Company if the employee does not earn the Advances in accordance with the Compensation Agreements. For purposes of this Plan, a “Booked Sale” for an employee occurs when ANDA receives a valid purchase order (acceptable to ANDA) from a customer within the employee’s assigned customer accounts (as described in the Customer Accounts Addendum attached to the Plan) with firm, scheduled ship dates within 90 days of the order for products sold by ANDA. A “Billed Sale” for an employee occurs when ANDA invoiced such customer and delivered the product to the customer, such that title to the sold product has passed to the customer and the customer owns the product and is legally obliged to pay ANDA according to the contract. ANDA will pay the employee an Advance equal to 1/3 of the actual commission the employee may earn on a given sale to a customer assigned to the employee’s customer account (as described in the Customer Accounts Addendum attached to the Plan) when the sale for which the employee is directly responsible becomes a Booked Sale (“Booked Sale Advance”). A Booked Sale Advance will only be paid if the Booked Sale occurred during the employee’s employment with the Company and prior to the termination of the Plan. ANDA will pay employee an Advance equal to 2/3 of the actual commission the employee may earn on a given sale to a customer in the employee’s customer account when the sale for which the employee is directly responsible becomes a Billed Sale (“Billed Sale Advance”). The calculation of the Booked Sale Advance and Billed Sale Advance

is described in the Schedule. A Booked Sale Advance or Billed Sale Advance will be paid by last day of the month following the month in which the Booked Sale or Billed Sale occurs.

3.3 Earned Commission. An employee earns commission only upon the Company’s receipt of payment by the customer account within ninety (90) days following the Billed Sale (“Earned Commission There are two types of Earned Commission, as described in the Schedule: Revenue Commission and List Price Commission. Earned Commission is calculated by multiplying the customer’s cash payments by the applicable Revenue Commission and List Price Commission rates, as set forth and described in the Schedule.

3.4 Adjustments for Advances. If a Booked Sale or Billed Sale is subsequently canceled, or in the event that full payment is not received for any reason from the customer within ninety (90) days following the Billed Sale (including, without limitation, write-offs, bad debts, insolvency, returns or cancelled orders), any Booked Sale Advance or Billed Sale Advance that was paid to employee as a result of such Booked Sale or Billed Sale shall be deducted from future Advances, Earned Commissions or other wages or bonuses of the employee to the extent permissible by applicable law (“Commission Recovery”). Should full payment be received from the customer within ninety (90) days following this Commission Recovery, any recovery shall be paid back in full to the employee provided that the individual is an employee on the date that ANDA receives the payment from the customer.

3.5 Accelerated Commission Rates. Accelerated Revenue Commission Rates, as set forth in the Schedule, apply if an employee exceeds his or her annual quota, and if an employee sells a product at a price that is only at a certain discount from the List Price, as defined herein, Accelerated List Price Commission Rates apply, as set forth in the Schedule. “List Price” is a list established by the Company that contains the price of each of the Company’s products, as it may be amended by the Company from time to time.

4. Commission Statements. For each month, the Finance Department will distribute by the end of the following month a commission statement for each participant in the Plan that describes all Booked Sale Advances and Billed Sale Advances, adjustments for Advances and all Earned Commissions for such participant for that month. It is the responsibility of the participant to report any errors on a commission statement within thirty (30) days following the date of the statement.

5. Assignment Change. If an employee is assigned to a different account or position, for purposes of calculating Advances and Earned Commissions, the employee will receive full quota credit for any Booked Sale or Billed Sale directly generated as a result of the employee’s sales efforts in the former assignment that occurred prior to, but not after, the effective date of such change in account or position. Quota credit and commissions, if any, for sales efforts in the new assignment will be governed by the Compensation Agreements. The Company, in its sole discretion, may determine whether to implement a transition period during which more than one employee may share quota credit for a Booked Sale or Billed Sale or cash payment received from a customer following an employee’s assignment to a different account or position.

6. Termination. The employee understands that this Plan does not establish employment for any definite term. The employee and the Company agree that either party may terminate the employment relationship at any time, for any reason, with or without Cause (as defined below) and with or without notice. This at-will employment relationship may only be modified in a written document signed by the employee and the Company’s President & CEO.

An employee who resigns or is terminated by the Company for reasons other than Cause (as defined below) may be paid a Billed Sale Advance that was the direct result of the employee’s sales efforts, as determined in the discretion of the Company, and occurred within 90 days after the employee’s termination date (“Eligibility Period”) and earn commissions based on cash payments received from a customer in the employee’s customer accounts within 45 days after a Billed Sale that occurred within the Eligibility Period, provided he or she executes (without alteration) a written general release, in a form prescribed by the Company, of all claims that he or she may have against the Company. If a Booked Sale or Billed Sale is subsequently canceled, or in the event that full payment is not received for any reason from the customer (including, without limitation, write-offs, bad debts, insolvency, returns or cancelled orders) within 90 days following a Billed Sale that occurred during employment or within 45 days following a Billed Sale that occurred within the Eligibility Period, such employee agrees to return any Booked Sale Advance and Billed Sale Advance attributable to that sale within 45 days after the later of (a) the employment termination date and (b) the date on which the applicable Billed Sale occurred. To the extent requested by the Company, a terminated employee agrees to sign any documents necessary to deduct any such Advance from the employee’s final paycheck.

An employee who is terminated by the Company for Cause (as defined below) shall not earn any Earned Commissions (as defined above) on any payments received by customers in the employee’s customer accounts after the employee’s termination date and shall not be paid any Booked Sale Advances for Booked Sales that occur after the employee’s termination date. Such employee agrees to (i) return all Advances that were paid but did not become Earned Commissions before his or her termination date within 10 days following the termination date and (ii) sign any documents necessary to deduct such Advances from the employee’s final paycheck, as may be requested by the Company.

“Cause” shall mean the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the employee or anyone in the service of the Company (or any parent or subsidiary).

7. Arbitration. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator, to the extent permitted by applicable law, any and all claims or disputes arising out of the employee’s employment, including, but not limited to claims arising out of or related to this Plan or the Schedule or claims against any current or former employee, director or agent of the Company, breach of contract, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, claims regarding commissions, bonuses, unfair business practices, or any tort or tort like causes of action.

The arbitrator’s decision shall be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act, or that discovery the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County, California, or, at the employee’s option, the county in which the employee primarily worked with the Company at the time the arbitrable dispute or claim first arose.

The Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that the employee would not be required to bear if the employee were to bring the dispute or claim in court. The employee and the Company will be responsible for their own attorney’s fees; the arbitrator may not award attorney’s fees unless a statute or contract at issue specifically authorizes such an award. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court.

8. Amendment and Termination of Plan. The Company reserves and retains the right to modify, rescind, suspend or terminate this Plan in whole or in part, at its sole discretion, and nothing in this Plan limits this right in any way or creates any rights in any employee of future participation in this Plan or any other compensation plan, or constitutes any guarantee of compensation or employment with the Company. Further, the Company does not have any obligation under this Plan or otherwise to adopt this or any other compensation plan in the future. Any modification to this Plan may only be made in a writing signed by the Company’s President & CEO and such modification shall be effective ten (10) days following written notification to the employee. If the Company terminates the Plan, an employee will be paid any Billed Sale Advances and Booked Sale Advances for Billed Sales and Booked Sales that occurred prior to the termination of the Plan, and the employee’s right to earn commissions based on such Billed Sales and Booked Sales will be governed by the terms of the Plan. If the Company terminates the Plan, an employee may be paid Billed Sale Advances for Billed Sales that occur within 90 days after the Plan’s termination date and may earn commissions from cash payments received from a customer within 45 days after the occurrence of such Billed Sales. Any adjustments or deductions that are necessary with respect to Advances that did not become Earned Commissions will be made in accordance with the terms of the Plan.

9. Entire Agreement. This Plan contains the entire understanding between the employee and the Company concerning the terms and conditions described herein. Any prior understanding, representations or agreements, whether oral or written, are superseded and replaced by this Plan.

Date provided to employee:                         , 2006.

I have read, understand and accept the terms of this Plan and the attached 2006 Compensation Schedule.

Date:                                                 , 2006.

Print Name

Signature

ANDA Networks, Inc.

2006 COMPENSATION SCHEDULE

This 2006 Compensation Schedule (“Schedule”) is subject to the terms and conditions outlined in the attached ANDA Networks, Inc. Compensation Plan for 2006 (“Plan”). All capitalized terms not defined in this Schedule are defined in the Plan.

Name: Keith A. Zalenski

Role: Vice President of Sales

Customer Accounts: See Customer Accounts Addendum

COMPENSATION:

Monthly Base Salary: $10,833.33, less all applicable withholdings.

Commission:

Quota: Your Quota for 2006 is Product and Service Revenue of $22,820,000.

Target Commission. Your Target Commission for 2006 is $165,000, 75% of which is target Revenue Commission and 25% of which is target List Price Commission.

Revenue Commission. Revenue Commission is the commission that is earned based on the cash received from a product sold to a customer in your customer accounts, as well as product maintenance, excluding shipping and handling fees, taxes (“Product Revenue”). To determine

Revenue Commission, the Revenue Commission Rate (or the Accelerated Revenue Commission Rate, as applicable) is multiplied by the Product Revenue, as described below.

List Price Commission. With respect to each product and service that is sold to a customer in your customer accounts, List Price Commission is the commission that is earned based on whether the price paid by the customer for such product is equal to the List Price or no less than certain discounts form the List Price for such product. The List Price is attached to the Plan. To determine List Price Commission, the List Price Commission Rate (or the Accelerated List Price Commission Rate, as applicable) is multiplied by a portion of the Product Revenue, as described below.

Revenue Commission:

1. Revenue Commission Rate: Your Revenue Commission Rate for 2006 is 0.542% of Product Revenue from your assigned customer accounts.

2. Accelerated Revenue Commission Rates:

(a) 1st level Accelerated Revenue Commission Rate. If you exceed your annual Quota for Product Revenue, your Revenue Commission Rate for Product Revenue from your assigned customer accounts in excess of $22,820,000 to $34,230,000 will increase to 0.677%.

(b) 2nd level Accelerated Revenue Commission Rate. If you exceed your annual Quota for Product Revenue, your Revenue Commission Rate for Product Revenue from your assigned customer accounts in excess of $34,230,000 will increase to 0.813%.

3. Example of Revenue Commission:

Let’s assume that the Product Revenue from your assigned customer accounts is $42,000,000. Your Revenue Commission will be determined as follows:

(a) 0.542% of $22,820,000 is equal to $123,684.44

(b) 0.677% of $11,180,000 ($34,000,000 - $22,820,000) is equal to $75,688.60

(c) 0.813% of $7,770,000 ($42,000,000 - $34,230,000) is equal to $63,170.10

(d) Total Revenue Commission = $123,684.44 + $75,688.60 + $63,170.10 = $262,543.14

List Price Commission:

1. List Price Commission Rate: If you sell a product at a discounted price that is no greater than a 40% discount from the List Price, your List Price Commission Rate for 2006 is 0.18% This List Price Commission Rate is multiplied by an amount equal to a 40% discount from the List Price for such product to determine your List Price Commission. If you sell a product at a discount greater than 40% from the List Price, you will not earn any List Price Commission for that product. You must obtain the approval of Company management before selling a product at a discount of more than 40% from its List Price. List Price Commission Rate for Verizon Business is multiplied by an amount equal to a 45% discount from the List Price.

2. Accelerated List Price Commission Rates: The Accelerated List Price Commission Rates apply to the portion of the Product Revenue from a product that is less than a 40% discount form the List Price, as described below.

(a) 1st level Accelerated List Price Commission Rate. If you sell a product at a price that is at a discount greater than 20% but no more than a 30% discount from the List Price, your List Price Commission Rate will increase by 25% to 0.226%; with respect to the portion of the Product Revenue that is equal to a 30% discount from the List Price less the 40% discount from the List Price.

(b) 2nd level Accelerated List Price Commission Rate. If you sell a product at a discounted price that is no more than a 20% discount from the List Price, your List Price Commission Rate will increase by 50% to 0.271%; with respect to the portion of the Product Revenue that is equal to the actual price of the product sold less the 30% discount from the List Price.

3. Example of List Price Commission.

Let’s assume that the Product Revenue from a product sold to a customer in your assigned customer account is $8,500 when the List Price for this product is $10,000. In other words, you sold the product at a 15% discount from the List Price. Your List Price Commission will be determined as follows:

(a) 0.18% of $6,000 (40% discount from List Price is $6,000) is equal to $10.80

(b) 0.226% of $1,000 ($7,000 (30% discount from List Price) less $6,000 (40% discount from List Price) is equal to $2.26

(c) 0.271% of $1,500 ($8,500 (actual price sold) less $7,000 (30% discount from List Price)) is equal to $4.06

(d) Total List Price Commission for this product = $10.80 + $2.26+ $4.06 = $17.12

Advances:

Each Advance will be based on the Revenue Commission and List Price Commission attributable to a sale of a product to an assigned customer account. You will be paid Advances based on the following calculations:

1.	Booked Sale Advance is equal to the sum of the following:

(a)	Revenue Commission x .333; and

(b)	List Price Commission x .333

2.	Billed Sale Advance is equal to the sum of the following:

(a)	Revenue Commission x .667; and

(b)	List Price Commission x .667

I have read, understand and accept the terms of this Schedule and the attached Plan.

Dated:
Signature

Print Name

Approved By:

Dated:
Charles R. Kenmore
President & CEO

Customer Accounts Addendum

All of Canada Accounts